COOPERATION AGREEMENT

Party A: The Administrative Committee of Jiangsu Wujin High Technology Industrial Development Zone
Address: No. 1, Xihu Road, Wujin District, Changzhou, Jiangsu Province

Party B: Shanghai ConnGame Network Co., Ltd
Address: Floor 5th, Building A, No. 188, Dongjiangwan Road, Shanghai

For the purpose of fully utilizing the resources of both parties and promote the development of a modern service industry in Wujin High Technology Industrial Development Zone, Party A and Party B have reached the following agreement:

1.
Party B shall, within one month after signing this agreement, establish Changzhou ConnGame Network, Ltd in the industrial park of Party A as its headquarter (the “New Company”). The name of the New Company shall be finalized when approved by the Administrative Bureau for Industry and Commerce. The registered capital of the New Company shall be RMB 60 Million.

2.	Party A promises to provide the following support after Party B has signed this agreement:

2.1.
Party A shall provide to the New Company standard office spaces (the size will be less than 2,000 square meters) located in Neijintong International Industrial Park of Wujin High Technology Industrial Development Zone. The lease term shall be three years, and the rent will be deducted from funds provided by Party A. The parties shall consult with one another regarding the office lease issues upon expiration of the lease term.

2.2.	Party A shall provide Party B with funds and policies that are favorable to Party B as set forth below:

2.2.1
Party A shall direct Changzhou Binhu Construction Development Group Co., Ltd, to make an equity investment in the amount of RMB 20 Million in Party B. (The Cooperative Operation Agreement has been set forth in Annex I)

2.2.2
Within one month of the establishment of the New Company, Party A shall provide the New Company with a support fund in the amount of RMB 10 Million, which shall be used for office rent, decoration, purchasing office appliances, personal relocation of staff and operating expenses during the early stage of the New Company. (The application method and the procedure to use the support fund has been set forth in Annex II)

2.2.3
During the first three years after the establishment of the New Company, the senior executive officers and principal research personnel of the New Company will be exempted from paying part of their individual income tax, which consists of all the individual income tax levied by the local government.

3.	Miscellaneous

3.1.	This agreement shall be executed in four copies, each party shall keep two copies.

3.2.	This agreement will come into effect after Party A and Party B sign and affix their seals below.

3.3.
For issues that are not included in this agreement, each party shall consult with the other party. The result of such consultation shall be attached as an annex of this agreement and shall be regarded as a supplement, which shall have the same effect as this agreement.

PARTY A:

THE ADMINISTRATIVE COMMITTEE OF JIANGSU WUJIN HIGH TECHNOLOGY INDUSTRIAL DEVELOPMENT ZONE

Signature of Legal Representative or Representative

________________________________________

PARTY B:

SHANGHAI CONNGAME NETWORK CO., LTD

Signature of Legal Representative or Representative

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